Exhibit 10.1

Change Order

Contract Title:	First Change Order	Change Order Contract Number: CDR0008840.0 Order Number: CW1813213
Vendor Name:	Cardlytics, Inc. 675 Ponce de Leon Ave, Suite 4100 Atlanta, GA 30308	Effective Date: Expiration Date:	date of the last signature below 07/31/2025

		Main Agreement:	CW1649578
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This CHANGE ORDER amends the Order Number identified above, which was executed under the Main Agreement identified above, is entered into as of the Effective Date by and between Company and Vendor, and consists of this signature page and the attached Schedules (including the Exhibits thereto) if any, any addenda, and all other documents attached hereto, which are incorporated by this reference. Each capitalized term used but not defined in this Change Order shall have the meaning assigned in the Main Agreement and/or Order Agreement identified above.

Company shall have the right to terminate this Change Order at any time in its sole discretion. For the avoidance of doubt, this termination right is applicable to this Change Order only and does not alter the terms of the Main Agreement.

For Vendor:	For Company:
By:	By:
Name:	Name: Sam Griffin
Title:	Title: Sr. Procurement Specialist
Date:	Date:
Address for Notices:	Address for Notices: Bank of America Global Third Party Program 100 N. Tryon Street, NC1-007-39-05 Charlotte NC 28255
For urgent notices, a copy may be sent to Leila.Meghji@bofa.com

Exhibit 10.1

Change Order

In consideration of the good and valuable, the receipt and sufficiency of which is hereby acknowledged, the Parties amend the Order as follows:

Under Section 2. Definitions of Terms, Acronyms, and Abbreviations Used in this SOW, add the below definitions for Company Direct Content Provider and Company Direct Content Provider Fee.

“Company Direct Content Provider” means a Content Provider that Company contracts directly with for the purpose of promoting Offers to Users which Offers will be displayed and served by Vendor through certain Company distribution channels.

“Company Direct Content Provider Fee” means with respect to each campaign originating from a Company Direct Content Provider the greater of (i) [***] of the total advertising fees received by the Company Direct Content Provider or Company, as applicable and (ii) [***]. A Company Direct Content Provider Fee will be due each instance Vendor creates a new campaign ID for an Offer. Examples of instances requiring the creation of a new campaign ID include, but are not limited to, (i) changes of targeting goals, (ii) expiration of campaign build dates and (iii) new timeframes or refreshes of the Offer. For the avoidance of doubt, new campaign IDs do not need to be created as a result of (i) changes in the ad copy, logos, standard audience segments or reward amounts, (ii) expansion of audiences to consume budgets, (iii) audience refreshes (provided that the campaign build dates have not expired) and (iv) A/B testing.

Under Section 3. Description and Scope of Project, add the Additional Service Terms as stated below.

Company Direct Content Provider or Company, as applicable, shall be solely responsible for billing and collecting User Incentives and advertising fees from its Content Providers. For the avoidance of doubt, Vendor shall have no liability for User Incentives or fees related to Company Direct Content Provider Offers. Vendor will provide Company or Company Direct Content Provider with monthly performance reporting with respect to Company Direct Content Provider Offers and necessary billing information with respect to each campaign.

Company will, or direct Company Direct Content Provider to, (i) use commercially reasonable efforts to collect in a timely fashion all User Incentives and advertising fees from the applicable Content Providers (ii) provide Vendor with a report setting forth the advertising fees charged with respect to Company Direct Content Provider Offers and the appropriate Company Direct Content Provider Fees due. Vendor will deduct the Company Direct Content Provider Fees from the Revenue Share Amount on a monthly basis as set forth below.

Under Section 12. Service Payments, add below Company Direct Content Provider Fee Terms as stated below.

Vendor shall deduct the Company Direct Content Provider Fee from the Revenue Share Amount on a monthly basis regardless of when Company or Company Direct Content Provider (as applicable) collects payment from the applicable Content Provider; provided that if a Content Provider does not pay Company or Company Direct Content Provider (as applicable) within ninety (90) days of a payment due date, Company or Company Direct Content Provider shall notify Vendor of the non-payment and (i) in the event the applicable Company Direct Content Provider Fee was greater than [***], Vendor shall remit the difference between the Company Direct Content Provider Fee withheld and [***] with the next scheduled payment of the Revenue Share Amount and (ii) Vendor shall terminate the related campaigns (if any) as promptly as possible; provided further that, if the Company or Company Direct Content Provider does receive payment related to any amounts following such remit by Vendor, Company or Company Direct Content Provider shall promptly notify Vendor and Vendor shall make appropriate deductions on the following Revenue Share Amount.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.